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                                                                    EXHIBIT 99.1

NEWS  RELEASE

Contact:   James M. Griffith
           Senior Vice President
           Investor Relations and Corporate Communications
           (501) 201-5514


                       BEVERLY UPDATES PLANS, PERFORMANCE


(FORT SMITH, ARKANSAS, June 12, 2001) -- Beverly Enterprises, Inc. (NYSE: BEV) today provided the following updates on its plans and performance to investors at the Goldman Sachs Health Care Conference in Dana Point, CA:

o William R. Floyd, President and Chief Executive Officer, reiterated the company's plan to sell its nursing home operations and assisted living facilities in Florida. There is no definitive agreement in place yet, but very substantial progress has been made. There will be no further comment until a definitive agreement is announced.

o As previously disclosed, the Florida sale is expected to be accretive to operating earnings, and net proceeds will be used primarily to repay debt.

o Floyd also reiterated that the company's operating earnings objective for 2001 is 40 cents per share diluted and that the objective for the second quarter is 9 cents per share diluted. Preliminary results for April and May are on target.

o The company earlier had projected - based on historic acuity levels and utilization of rehabilitation therapy services for its Medicare residents - that the average per diem rate it receives for Medicare patients would increase during the second quarter of 2001 to about $305, compared to $285 in the first quarter. The company's actual experience in treating Medicare patients during April and May suggests that the average per diem rate for the second quarter may be two-to-three percent higher than the $305 rate originally projected.

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o    The progress achieved during the first quarter of 2001 in reducing accounts receivable balances and improving cash collections has continued into April and May.

Beverly made these statements to be consistent with the Securities and Exchange Commission's "fair disclosure" guidelines and in advance of the previously mentioned presentation to investors.

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. It may contain forward-looking statements, including statements related to expected 2001 performance, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the company's compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; liabilities and other claims asserted against the company, including patient care liability costs, as well as the resolution of lawsuits brought about by the announcement of the federal government investigations or the settlements of such investigations; the ability to dispose of our Florida nursing home operations; the ability to control our patient care liabilities; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which the company operates; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in the company's filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.

Beverly Enterprises and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 528 skilled nursing facilities, as well as 34 assisted living centers, 58 home care and hospice agencies and 163 outpatient therapy clinics. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing homes operated by others.

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